Exhibit 99(a)(5)(E)

Priority Technology Holdings, Inc. (PRTH) Announces Expiration and Results of Exchange Offer and Consent Solicitation Relating to its Outstanding Warrants

Alpharetta, GA and New York, NY, February 13, 2019 – Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”) today announces the expiration and results of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to certain of its outstanding warrants. The Exchange Offer and Consent Solicitation expired on 11:59 p.m., Eastern Standard Time, on February 12, 2019.

Priority has been advised that 2,171,046 warrants (excluding 3,757 warrants tendered through guaranteed delivery), or approximately 37.92% of the outstanding warrants, were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation. Priority expects to accept all validly tendered warrants for exchange and settlement on February 15, 2019. Pursuant to the terms of the Exchange Offer, Priority will issue an aggregate of 416,828 shares of the Company’s common stock in exchange for such warrants.

Priority did not receive consents of a majority of the outstanding warrants in the Consent Solicitation as required to effect the amendment to the Warrant Agreement (the “Warrant Amendment”). Accordingly, the Warrant Amendment will not be executed.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein and is also not a solicitation of the related consents. The exchange offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners. Our enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing us to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or expectations, are forward-looking statements. Although the Company believes that its forward-looking statements are reasonable, undue reliance should not be placed on any forward-looking statements. The Company’s forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including those described in the Company’s filings with the SEC. As a result, actual results could be materially different. The Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Inquiries:

Chris Kettmann

773-497-7575

ckettmann@lincolnchurchilladvisors.com